Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-202277, 333-216035, 333-216254, and 333-223080) and Form S-8 (Nos. 333-131244, 333-197208, and 333-200597) of Ameris Bancorp of our report dated March 5, 2018 on the consolidated financial statements of Hamilton State Bancshares, Inc., which is included in this Current Report on Form 8-K.

/s/ Crowe LLP
Crowe LLP

Atlanta, Georgia

September 12, 2018